UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2012

SITEL Worldwide Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-172952 (Commission file number)	16-1556476 (IRS employer identification number)
3102 West End Avenue Two American Center, Suite 1000 Nashville, Tennessee 37203 (Address of principal executive offices)		37203 (Zip Code)

(615) 301-7100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
On April 20, 2012, SITEL, LLC (“SITEL, LLC”) and SITEL Finance Corp. (together with SITEL, LLC, the “Issuers”), wholly owned subsidiaries of SITEL Worldwide Corporation (the “Company”), completed the previously announced issuance of $200 million in aggregate principal amount of 11% Senior Secured Notes due 2017 (the “Notes”), at an issue price equal to 96% of their face value, to qualified institutional buyers within the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act. The Notes mature on August 1, 2017 and bear interest at a rate of 11% per annum, payable semi-annually on February 1 and August 1 of each year, beginning on August 1, 2012.
The Company used the net proceeds from the issuance and sale of the Notes to: (1) prepay the outstanding term loans under its senior secured credit facility (the “Senior Secured Credit Facility”) which mature on January 30, 2014, (2) prepay outstanding revolving loans under the Senior Secured Credit Facility; and (3) fund transaction fees and expenses. The remaining proceeds were retained as cash on the balance sheet.
The Notes were issued pursuant to an indenture, dated as of April 20, 2012 (the “Indenture”), among the Company, the Issuers, the subsidiary guarantors named therein (together with the Company, the “Guarantors”) and U.S. Bank National Association, as trustee and collateral agent. The Notes and the guarantees are the senior obligations of the Issuers and the Guarantors and are secured on a first priority basis by a lien on substantially all of the assets of the Issuers and the Guarantors, subject to certain exceptions.
The Company may redeem the Notes at its option, in whole or part, at any time prior to August 1, 2014, at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the redemption date and plus an applicable premium. The Company may redeem the Notes, in whole or in part, on or after August 1, 2014, at the redemption prices set forth in the Indenture plus accrued and unpaid interest to the redemption date. At any time on or before August 1 2014, the Company may choose to redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, so long as at least 65% of the original aggregate principal amount of the senior notes remain outstanding after each such redemption.
The Indenture contains covenants that limit the Company’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional indebtedness; (ii) pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments; (iii) enter into agreements that restrict distributions from restricted subsidiaries; (iv) sell or otherwise dispose of assets, including capital stock of restricted subsidiaries; (v) enter into transactions with affiliates; (vi) create or incur liens; and (vii) merge, consolidate or sell substantially all of the Company’s assets. The Indenture also provides for customary events of default.
The description of the Notes and the Indenture contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Indenture, a copy of which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.
The disclosures under Item 1.01 of this Current Report on Form 8-K are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description
4.1	Indenture, dated as of April 20, 2012, between SITEL, LLC, SITEL Finance Corp., the guarantors named therein and U.S. Bank National Association, as trustee and collateral agent.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITEL Worldwide Corporation (Registrant)
By: /s/ David Beckman Name: David Beckman Title: Global Chief Legal Officer and Secretary

Date:	April 23, 2012

Exhibit Index

Exhibit Number	Exhibit Description
4.1	Indenture, dated as of April 20, 2012, between SITEL, LLC, SITEL Finance Corp., the guarantors named therein and U.S. Bank National Association, as trustee and collateral agent.